                                                                    Exhibit 99.1

For immediate release

Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607
                  jane.ostrander@tenneco-automotive.com

                  Leslie Cleveland Hague
                  Investor Relations
                  847 482-5042
                  lchague@tenneco-automotive.com


      TENNECO AUTOMOTIVE REPORTS BETTER THAN EXPECTED THIRD QUARTER RESULTS

- Company reports a net loss of $2 million, or 6-cents per diluted share, on reduced revenue of $817 million, beating First Call estimates;
- Company improves liquidity and reduces net debt by $111 million in the third quarter;
-   Working capital improves $152 million year-over-year;
-   North American and European aftermarket businesses improve profitability.


LAKE FOREST, ILLINOIS, OCTOBER 24, 2001 - Tenneco Automotive (NYSE: TEN) reported a net loss of $2 million, or 6-cents per diluted share, for the third quarter versus net income of $5 million, or 15-cents per diluted share, one year ago. Despite lower earnings, the company continued to successfully generate cash and reduced its net debt by $111 million in the quarter. Reductions in working capital contributed $87 million in cash to the third quarter performance. The quarter end working capital balance, before factoring, improved $152 million year-over-year, and as a percent of annual sales improved four percentage points over last year to 10.7 percent. The company had $92 million in cash and zero borrowings under its $500 million revolving bank credit facility at the end of the quarter.

"We are encouraged by our cash performance this quarter, and continued aftermarket margin improvement, particularly in light of difficult market conditions," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "Our entire organization is focused on generating cash in order to reduce debt, which is our primary goal. Our success in improving working capital and maintaining rigorous cost and spending reductions is driving these cash results in a down market."

Results for the third quarter 2001 include a benefit related to a change in the effective tax rate, which reduced the net loss by $1 million or 3-cents per share. Results for the third quarter 2000 included charges for a stock option buy-back, reversal of a reserve for transaction costs related to the 1999 spin-off of Pactiv, and a charge for early retirement of long-term debt, which in total reduced income by $4 million, or 8-cents per share. Before these items, the third quarter 2001 loss was $3 million, or 9-cents per diluted share versus income of $9 million, or 23-cents per diluted share in the third quarter of 2000.

The company's revenue and profitability continued to be impacted during the quarter by softening volumes, volatile production rates in the North American original equipment sector, currency fluctuations, and a slumping global economy. The company reported revenue for the quarter of $817 million, a 6 percent decline compared with $865 million in the third quarter of 2000. Adjusted for pass-through sales for catalytic converters, revenue decreased 11 percent. EBITDA for the quarter, before previously discussed items, was $75 million compared with $90 million the previous year, a 17 percent decline. Currency fluctuations, primarily in North America, lowered the company's earnings for the quarter by $6 million, or 10-cents per share.

"While we are pleased with our ability to control costs in the short-term, we are even more encouraged by opportunities we are identifying as longer-term fundamental changes to our manufacturing, distribution, and supply chain operations," said Frissora. "We are developing initiatives aimed at addressing standardization and efficiency issues as well as better aligning our organization with future market needs. This comprehensive evaluation began earlier this year and, subject to obtaining the necessary approvals, we expect to implement a company-wide program over the next four years to optimize our global distribution and manufacturing footprint."

The company reported the following geographical results:

NORTH AMERICA

North American original equipment revenue decreased 6 percent during the quarter to $295 million versus $315 million in the third quarter of 2000. Excluding pass-through sales, revenue decreased 15 percent. North American aftermarket revenue decreased 3 percent to $145 million from $149 million in the previous year.

North American EBIT declined to $23 million compared with $29 million in the third quarter of 2000. SGA&E savings and aftermarket pricing increases were more than offset by the negative impact of lower volumes, currency fluctuations in Mexico and Canada, and expenses associated with launching business with a major new aftermarket customer. Despite slightly lower revenues, the North American aftermarket continued to improve its profitability, posting a 90 percent year-over-year operating margin improvement in the third quarter.

EUROPE

The company reported European original equipment revenue of $221 million for the quarter, a 2 percent increase over third quarter 2000 revenue of $216 million. Excluding pass-through sales, revenue decreased 7 percent. European aftermarket revenue declined 15 percent to $81 million versus $95 million in the third quarter of 2000.

European EBIT was $9 million for the quarter, compared with $14 million reported in the third quarter of 2000. The results were driven by lower revenues, currency devaluation, and higher expenses related to engineering for new platforms, which more than offset SGA&E savings and aftermarket price increases. Overall, the European aftermarket improved its earnings year-over-year by 43 percent, and its margins by 68 percent.

REST OF WORLD

The company's Australian operations reported revenue of $27 million for the quarter, down from $33 million reported in the third quarter of 2000. Revenue for the quarter would have only decreased by $2 million year-over-year if currency exchange rates had been the same in the third quarter of 2001 as in the third quarter of 2000.

In South America, the company reported revenue of $32 million, compared with third quarter 2000 revenue of $42 million. Currency depreciation caused $8 million of this decrease.

Revenue from the company's Asian operations grew to $16 million from $15 million in the third quarter of 2000, primarily due to an increase in original equipment volumes in China.

Combined EBIT for Australia, South America, and Asia was $5 million, compared with the previous year EBIT for the quarter of $8 million. Currency fluctuations and overall lower volumes resulted in lower earnings for these regions.

Tenneco Automotive was awarded 25 new original equipment contracts in the quarter, building on its strong global book of business. The company's ride control and emission control products were also featured on 26 new vehicles launched during the third quarter. Among these launches, Tenneco Automotive supplied the exhaust system for the Ford Thunderbird, exhaust components on the Nissan Frontier extended bed pick-up truck, and shock absorbers on the Ford FX4 Off-Road truck. In the aftermarket business, growth was highlighted by completion of the initial ride control shipment for Sears and its 1,051 retail outlets in North America.

"We continue to strengthen our aftermarket and original equipment businesses for the long-term. At the same time, we are making progress in restructuring our operations and controlling costs," Frissora said. "Despite these positive steps, we remain cautious about the remainder of the year and 2002 due to the uncertainty in the automotive markets worldwide."

The following exhibits provide additional information on Tenneco Automotive's third quarter 2001 operating results.

The company will host a conference call on October 25, 2001 at 9:00 a.m. EDT. The dial in number is 888-390-2955 domestic or 1-712-271-0562 international. Pass code is Tenneco Auto. A recording of this call will be available from 1:00 p.m. EDT on October 25 through November 1, 2001. To access this recording, dial 800-945-7973 domestic or 402-220-3587 international and enter passcode 8400. The call will also be available on the Tenneco Automotive web site at www.tenneco-automotive.com

Tenneco Automotive is a $3.5 billion manufacturing company headquartered in Lake Forest, Ill., with 23,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

This press release contains forward-looking statements. Words such as "believe," "continues", "remain", "encouraged", "expects" and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xii further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of terrorism or war, and the resultant impact on political, social and economic conditions; (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                        THREE MONTHS ENDED SEPTEMBER 30,



                                                            2001     2000
                                                           -----    -----
Net sales and operating revenues:                          $ 817    $ 865 (a)
                                                           -----    -----

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)     638      678
   Engineering, Research and Development                      11       14
   Selling, General and Administrative                        91       84 (a)
   Depreciation and Amortization                              39       40
                                                           -----    -----
          Total Costs and Expenses                           779      816
                                                           ======   =====

Other Income (Loss)                                           (1)      (2)
                                                           ======   =====

Operating Income (Loss)
   North America                                              23       29
   Europe                                                      9       14
   Rest of World                                               5        8
   Other                                                    --         (4)
                                                           -----    -----
                                                              37       47
Less:
   Interest expense (net of
     interest capitalized)                                    42       46
   Income tax expense (benefit)                               (3)      (5)
   Minority interest                                        --       --
                                                           -----    -----
Income (loss) from continuing operations                      (2)       6
                                                           -----    -----

Extraordinary loss, net of income tax                       --         (1)(b)

                                                           -----    -----
Net income (loss)                                             (2)       5
                                                           ======   =====

Average common shares outstanding:
   Basic                                                    38.1     35.1
                                                           ======   =====
   Diluted                                                  38.2     35.2
                                                           ======   =====

Earnings (loss) per share of common stock:
   Basic-
     Continuing operations                                 $(0.06)  $0.17
     Extraordinary loss                                     --      (0.01)(b)
                                                           ------   -----
   Basic-                                                  $(0.06)  $0.16
                                                           ======   =====

   Diluted-
     Continuing operations                                 $(0.06)  $0.16
     Extraordinary loss                                     --      (0.01)(b)
                                                           ------   -----
   Diluted-                                                $(0.06)  $0.15
                                                           ======   =====


(a) Pursuant to EITF Issue No. 00-14, Accounting for Certain Sales Incentives, some incentives that were previously recorded in SG&A are now classified as a reduction in revenues. Results for 2000 were reclassified accordingly, with net sales and SG&A each reduced by $5 million with no impact on income.

(b) Loss on early retirement of debt.

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                         NINE MONTHS ENDED SEPTEMBER 30,



                                                             2001               2000
                                                           -------             -------
Net sales and operating revenues:                          $ 2,606             $ 2,685(d)
                                                           =======             =======

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)     2,076(a)(b)         2,062
   Engineering, Research and Development                        36                  44
   Selling, General and Administrative                         287(a)(c)           301(d)
   Depreciation and Amortization                               115                 116
                                                           -------             -------
          Total Costs and Expenses                           2,514               2,523
                                                           =======             =======

Other Income (Loss)                                             (2)               --
                                                           =======             =======

Operating Income (Loss)
   North America                                                40(a)(b)(c)        103
   Europe                                                       39(a)(b)(c)         48
   Rest of World                                                11(a)(b)            15
   Other                                                      --                    (4)
                                                           -------             -------
                                                                90                 162
Less:
   Interest expense (net of
     interest capitalized)                                     132                 139
   Income tax expense (benefit)                                (12)                 (1)
   Minority interest                                             1                   2
                                                           -------             -------
Income (loss) from continuing operations                       (31)                 22
                                                           -------             -------

Extraordinary loss, net of income tax                         --                    (1)(e)
                                                           -------             -------
Net income (loss)                                              (31)                 21
                                                           =======             =======

Average common shares outstanding:
   Basic                                                      37.3                34.4
                                                           =======             =======
   Diluted                                                    37.5                34.6
                                                           =======             =======

Earnings (loss) per share of common
   stock:
   Basic-
      Continuing operations                                $ (0.83)            $  0.62
      Extraordinary loss                                      --                 (0.01)(e)
                                                           -------             -------
   Basic-                                                  $ (0.83)            $  0.61
                                                           =======             =======

   Diluted-
      Continuing operations                                $ (0.83)            $  0.61
      Extraordinary loss                                      --                 (0.01)(e)
                                                           -------             -------
   Diluted-                                                $ (0.83)            $  0.60
                                                           =======             =======



(a) Includes restructuring and other charges of $22 million pre-tax, $17 million after-tax or $0.44 per share. Of the charge, $10 million is recorded in SG&A and the remaining $12 million is in cost of sales. Geographically, $18 million is recorded in North America, $2 million in Europe and $2 million in Rest of World.

(b) Includes environmental charges of $6 million pre-tax, $5 million after-tax or $0.12 per share. The entire charge is recorded in cost of sales. Geographically, $5 million is recorded in Europe and $1 million is in North America.

(c) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $2 million after-tax or $0.05 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(d) Pursuant to EITF Issue No. 00-14, Accounting for Certain Sales Incentives, some incentives that were previously recorded in SG&A are now classified as a reduction in revenues. Results for 2000 were reclassified accordingly, with net sales and SG&A each reduced by $15 million with no impact on income.

(e) Loss on early retirement of debt.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  BALANCE SHEET
                                   (Unaudited)
                                   (Millions)


                                                SEPTEMBER 30, 2001         DECEMBER 2000
                                                      ACTUAL                   ACTUAL
                                                ------------------         -------------

ASSETS
  CASH AND TEMPORARY CASH INVESTMENTS                      92                      35
  RECEIVABLES, Net                                        461                     487
  INVENTORIES                                             354                     422
  OTHER CURRENT ASSETS                                    168                     165
  TOTAL CURRENT ASSETS                                  1,075                   1,109
  INVESTMENTS AND OTHER ASSETS                            775                     772
  PLANT, PROPERTY, AND EQUIPMENT, NET                     949                   1,005
                                                       ------                  ------
  TOTAL ASSETS                                         $2,799                  $2,886
                                                       ======                  ======

LIABILITIES AND SHAREOWNERS' EQUITY
  SHORT-TERM DEBT                                         142                      92
  ACCOUNTS PAYABLE                                        464                     464
  ACCRUED TAXES                                            16                      16
  ACCRUED INTEREST                                         44                      35
  OTHER CURRENT LIABILITIES                               220                     202
  LONG-TERM DEBT                                        1,359                   1,435
  DEFERRED INCOME TAXES                                   136                     144
  DEFERRED CREDITS AND OTHER LIABILITIES                  161                     154
  MINORITY INTEREST                                        15                      14
  TOTAL SHAREOWNERS' EQUITY                               242                     330
                                                       ------                  ------
  TOTAL LIABILITIES AND SHAREOWNERS' EQUITY            $2,799                  $2,886
                                                       ======                  ======

  DEBT TO CAPITALIZATION RATIO                           85.4%                   81.6%
                                                       ======                  ======

                                 EXTERNAL BASIS
              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                   (Millions)


                                                                             NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                             -----------------
                                                                              2001       2000
                                                                             -------   -------
Operating activities:
  Income (loss) from continuing operations                                     $ (31)   $  22
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided (used) by
   operating activities -
    Depreciation and amortization                                                115      116
    Deferred income taxes                                                        (28)     (15)
    (Gain)/loss on sale of businesses and assets, net                              4        1
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                   5      (44)
      (Inc.)/dec. in inventories                                                  52      (11)
      (Inc.)/dec. in prepayments and other current assets                         (9)     (15)
      Inc./(dec.) in payables                                                      7      123
      Inc./(dec.) in taxes accrued                                                 2        7
      Inc./(dec.) in interest accrued                                             10       20
      Inc./(dec.) in other current liabilities                                     6       (5)
    Other                                                                         16        4
                                                                               -----    -----
Net cash provided (used) by operating activities                                 149      203
                                                                               -----    -----

Investing activities:
  Net proceeds from sale of assets                                                 3        7
  Expenditures for plant, property & equipment                                   (74)    (108)
  Acquisition of businesses                                                     --         (5)
  Investments and other                                                          (10)     (15)
                                                                               -----    -----
Net cash provided (used) by investing activities                                 (81)    (121)
                                                                               -----    -----

Net Cash provided (used) before financing activities - continuing operations      68       82

Financing activities:
  Issuance of common and treasury shares                                           8       13
  Proceeds from subsidiary equity issuance                                      --          1
  Issuance of long-term debt                                                    --          1
  Retirement of long-term debt                                                    (8)     (67)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                  (13)     (25)
  Dividends (common)                                                            --         (5)
  Other                                                                         --        (11)
                                                                               -----    -----
Net cash provided (used) by financing activities                                 (13)     (93)
                                                                               -----    -----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                        2       (5)
                                                                               -----    -----

Inc./(dec.) in cash and temporary cash investments                                57      (16)
Cash and temporary cash investments, January 1                                    35       84
                                                                               -----    -----
Cash and temporary cash investments, September 30                              $  92    $  68
                                                                               =====    =====

Cash paid during the period for interest                                       $ 121    $ 125
Cash paid during the period for income taxes                                   $  10    $   8